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                                                                   EXHIBIT 99.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

                    SUPPLEMENTAL BUSINESS SEGMENT INFORMATION
                              1998 CHANGE FROM 1997


                                           THIRD QUARTER                   FIRST NINE MONTHS
                                            % CHANGE                          % CHANGE
                                                  OPERATING                           OPERATING
                                         SALES    EARNINGS (1)              SALES     EARNINGS (1)
                                         -----    ------------              -----     -----------
SPECIALTY & PERFORMANCE SEGMENT
  Specialty plastics                         5%       ++                       8%         ++
  Performance chemicals   (2)              (15)%      --                     (12)%        --
  Fine chemicals                             4%       ++                      (3)%        --
  Fibers                                    (3)%       +                     (11)%        --
  Coatings, inks & resins                   (2)%      --                      (3)%         -

Total Segment  (2)                          (2)%      (4)%                    (5)%       (15)%
                                            ==        ==                      ==          ==

CORE PLASTICS SEGMENT
  Container plastics                        13%       ++                      12%         ++
  Flexible plastics                        (13)%      --                     (11)%        --

  Total Segment                              3%       Nm                       3%         Nm
                                            ==        ==                      ==          ==

CHEMICAL INTERMEDIATES SEGMENT
  Industrial intermediates                 (8)%       --                      (4)%         -

  Total Segment                            (8)%      (36)%                    (4)%        (7)%
                                           ==         ==                      ==          ==

  Total Eastman   (2)                      (1)%       (5)%                    (2)%         0%
                                           ==         ==                      ==          ==


----------------------------------------

(1)  0     =    Change of approximately 0 - 2% (+ or -)
     +     =    Increase of approximately 2 - 10%
     ++    =    Increase of greater than 10%
     -     =    Decrease of approximately (2) - (10)%
     --    =    Decrease of greater than (10)%
     Sm    =    Negligible change in dollar amount
     Nm    =    Not meaningful


(2) Operating Earnings for third quarter and nine months include a charge of $11 million for violation of the Sherman Act.






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